Issuer Free Writing Prospectus Dated March 27, 2026

Filed Pursuant to Rule 433 of the Securities

Act of 1933, as Amended Relating to

Preliminary Prospectus Dated February 27, 2026

Registration Statement No. 333-293881

living.collabhome.io Th e L e ading Community - Based P roperty Management Solution for the $5.6T R esi dential Re nt al Housing Market Is s uer Free W r it ing Prospectus Dated [ ] Filed Pursuant to Rule 433 of the Securities Act of 1933, as Amended Relating to P rim ary Prosp e c tus Dated [ ] R e gistration Sta tement No. [ Issuer Free Writing Prospectus Dated [ ] Filed Pursuant to Rule 433 of the Securities Act of 1933, as Amended Relating to Primary Prospectus Dated [ ] Registration Statement No. [ ]]

T he securiti es of Collab Z Inc. ( t h e “Company,” “we,” “our,” or “us”) may only be sold pursuant to an effective registration s tat e ment fi led with the Securi tie s and Exchange Commission (the "S EC") or an exemption therefrom. This presentation h ig hl ights ba sic information ab o ut us and the offering to which this p r e sentation relates. Because it is a summary, it does not co ntain all o f t he information th a t you should consider before investing in our securities. We have filed a registration statement on Form S - 1 (including a prospectus, which is currently in preliminary form) (File No. 333 - 293881) (the "Registration Statement") w ith the SEC for the offering to which this presentation relates. The Registration Statement has not yet become effective, no shar es of co m m on sto ck have yet been s old pursuant to the Registration State ment, and the prospectus contained therein remains pr eliminary. N o securities regulatory authority has expressed an opini on about these securities, and it is an offense to claim o t he rwise. Be fore you i nvest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described t herein) and other documents t he Company has filed with the SEC f o r more complete information about the Company and this o ffering. You may access these documents for free by visiting EDGA R on the SEC website at www.sec.gov. The preliminary prospectus, dated February 27, 2026, is available on SEC Website at: https://www.sec.gov/Archives/edgar/data/2050338/000121390026021753/ea0276629 - s1_collab.htm A lternatively , the Company or the underwriters participating in the offer ing will arrange to send you the preliminary prospectus an d , when a vailable, the final p r ospectus and/or any supplements th ereto if you contact American Trust Investment Services, t ele p hone: [ ] or e - mail: [ ], or contact Collab Z Inc. at 200 1 Addison St., Ste 300, Berkeley, CA 94704. Fre e W riting Prospectus

Disclaimer

This presentation has been prepared by Collab Z Inc. and its affiliated entities (collectively, "Collab") for informational purposes only and not for any other purpose. This presentation is proprietary to Collab and may not be reproduced or otherwise disseminated, in whole or in part, without the prior written consent of Collab. We have prepared this presentation solely to illustrate the businesses of Collab, and it does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Collab.

Nothing contained in this presentation is, or should be construed as, a recommendation, promise or representation by the presenter or Collab or any director, employee, agent, or adviser of Collab. Information provided in this presentation speaks only as of the date hereof. Collab assumes no obligation to update any statement after the date of this presentation as a result of new information, subsequent events or any other circumstances unless required by applicable law.

Certain information contained in this presentation and statements made orally during this presentation relate to or are based on studies, publications, surveys and other data obtained from third-party sources and Collab's own internal estimates and research. While Collab believes these third-party studies, publications, surveys and other data to be reliable as of the date of this presentation, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of Collab's internal estimates or research, and no reliance should be made on any information or statements made in this presentation relating to or based on such internal estimates and research.

You should conduct your own investigation and analysis of Collab, its business, prospects, results of operations and financial condition. In furnishing this information, Collab does not undertake any obligation to provide you with access to any additional information (including forward-looking information and any projections contained herein) or to update or correct the information. Certain information and conclusions set forth in this presentation are based on projections. These projections were prepared for the limited purpose of analyzing the potential benefits and risks of an investment in Collab by illustrating, under certain limited assumptions, its financial performance. Investors should be aware that projections are subject to many risks and uncertainties and may be materially different from actual results.

This presentation also includes express and implied forward-looking statements regarding the current expectations, estimates, opinions and beliefs of Collab that are not historical facts, including the likelihood that Collab will develop AI leasing and showing automation features within the CollabAPP and end-to-end lifecycle management within the CollabAPP. Such forward-looking statements may be identified by words such as "believes," "expects," "endeavors," "anticipates," "intends," "plans," "estimates," "projects," "should" and "objective" and the negative and variations of such words and similar words. These statements are made on the basis of current knowledge and, by their nature, involve numerous assumptions and uncertainties. These forward-looking statements are based on each of the Company's current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond our control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting the Company, including those described from time to time under the caption "risk factors" and elsewhere in our SEC filings and reports, and future filings and reports by us. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein regarding future events at such dates, even if they are subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or supplement any forward- looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date on which the forward-looking statements were made.

Various factors could cause Collab's actual future results, performance or events to differ materially from those described herein. This presentation does not purport to be all-inclusive or to contain all the information that a prospective investor may desire in evaluating Collab. Each investor must conduct and rely on its own evaluation, including of the associated risks, in making an investment decision.
Collab shall not have any liability for any representations (expressed or implied) regarding the information contained in, or for any omissions from, this information or any other written or oral communications transmitted to you in the course of your evaluation of Collab.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to our Registration Statement that is filed with the SEC after such Registration Statement becomes effective.

collab.z

Investor Offering

Company

Collab Z Inc.

a Nevada Corporation

Type of Security

Common Stock

Offering Size

$15M

Assumed Price Per Share

$4.00

Underwriter

American Trust Investment Services, Inc.

Offering Type

Initial Public Offering
Proposed Symbol: NASDAQ: CLBZ

Use of Net Proceeds (if underwriter's over-allotment option is exercised in full)

- **$4.5 million** for sales and marketing
- **$3.0 million** for system development
- **$5.8 million** for working capital and general corporate purposes

Capital Structure

Fully Diluted Shares Before IPO: 5,854,366

- 5,151,391 shares outstanding
- 702,975 options granted under the 2025 Plan

Fully Diluted Shares After IPO

- 10,264,605 shares assuming no exercise of underwriter's over-allotment option
- 10,827,105 shares assuming full exercise of underwriter's over-allotment option
- Includes shares offered, SAFE/Series B and Series C conversions, advisor shares

Insider Ownership

- Pre-IPO, fully diluted ~ 63.3%
- Post-IPO, fully diluted assuming no exercise of underwriter's over-allotment option ~ 36.1%
- Post-IPO, fully diluted assuming full exercise of underwriter's over-allotment option ~ 34.2%

collab.z

The Problem

Traditional property management is inefficient and costly.

- **Inefficiency in Traditional Models:** Bloated with excessive layers of human oversight and reliance on third-party service providers
- **Low Tenant Satisfaction:** Traditional systems overlook the potential contributions of tenants
- **Scalability Challenges:** Hard to scale across multiple properties and regions due to dependence on local staffing and manual processes
- **Lag in Technology Adoption:** Slow to adopt disruptive technologies that could overhaul outdated operational models

collab.z

Replaces traditional property managers:

- Integrates tenants directly into property management operations
- Improves occupancy rates and reduces operating costs
- Enables ability to scale across markets without need for local staffing
- AI-driven automation to help manage day-to-day operations

BOD N omi nees Leadership Qiaojun (Aileen) Lai CEO & Director Jin Kuang, CPA, MBA Chief Financial Officer David Kivitz Director Nominee Matt Gordon Director Nominee William Caragol Chairman Qian Wang Founder; thr o ugh Mr. Wang’s related entities and entitles controlled by immediate family members, h e will have majority control of the Company Zhe (Zach) Zhang Director Nominee Q uidem Ou r Team

1 . The pro perties managed by Collab achieved 99% occupancy rate in 2024. $10B+ Total Experience 99% 2024 Occupancy Rate 1 $172M Real Estate Assets Managed Past 5 Years 4 Markets No External Staffing on Site 13 Total Properties Since 2024 ➢ L ibe rat e tenant value like Uber did with drivers ➢ Generate maximum returns for landlords and extra incomes for residents W e Innovate A s One Commun it y

Three Wins, One Platform

➢ Income for Residents, Value for Owners, Growth for Industry

Resident Income

Earned by **Tenants** called Community Pros ("CPs") for completing simple tasks both at the property and online.

Property Value

Increase for **Landlords** with 99% occupancy across Collab's portfolio.

NOI Improvement

Delivered **NOI** margins ranging from approximately 30% to 72% over the past two fiscal years.

1. Raising occupancy from the US apartment market average of 95% to 100% increases NOI by 10% - additional rent from these units contributes directly to profit with constant operating expenses, at a 50% NOI margin. Source: https://medium.com/@danielkaufmanrealestate/u-s-apartment-market-rebounds-occupancy-rates-surge-and-investors-bet-big-on-multifamily-growth-db5a1a07b079

Collab is a full - service property manager that empowers tenants to hand l e daily operations such as prope r t y showing, vendor coordination and li ght repairs. Revenue Model: ➢ Percentage of Monthly Rent ➢ Performance - Based Profit Sharing Community - Based Property Management (Core Business) Partner: ➢ Local Experience ➢ Resources Collab: ➢ Integrated Strategy ➢ Property Management System ➢ Tech Platform, Brand and Management Expertise Joint Ventures For Rapid Market Expansion ➢ Development Management ➢ Procurement Services ➢ Renovation Management ➢ EB - 5 Services Additional Professional Services 01 02 03 Business Model

Building an Ecosystem: CollabAPP


collab.
Your current balance is
$2,500.57

From Tools → Platform

- Started with fragmented tools (Discord, Buildium, Webflow)
- Built proprietary integrations and workflows
- Now consolidating into a single unified platform


collab.
Renewals - Leases
106
Renewals - Tenants

CollabAPP Vision

One platform to manage the entire property lifecycle:

- Tenants
- Community Pros
- Owners & operators
- Service providers


collab.

Core Capabilities

- Task & workflow management
- Communication & coordination
- Automation & AI assistants
- Payments, incentives & analytics
- Security & verification

Phase I (Q2 2025)
Launched CP onboarding; deployed AI-powered repair and maintenance automation

Phase II (Q4 2025)
Released full task management module

Phase III (Q1 2026)
Deploy AI leasing and showing task automation

Phase IV (Q2 2026)
Implement AI move-in/move-out assistance and full property lifecycle management

Case Study: 310 Waco Ave FROM LOSS TO PROFIT IN TWO MONTHS, MAKING HOUSTON ENTRY 3 1 0 Waco Ave, Le ague City, TX 77573 Pr oject Overview • Collab Takeover: January 2025 Traditional Management (2024) Management (2025) % Change Expense (monthly Avg.) $62,893 $33,492 - 47% NOI (Monthly Avg.) $(7,891) $21,816 376% Performance Improvement Before and After Collab’s Implementation

Case Study: 1742 Spruce St Traditional Management (2018 - 2020) Management (2021 - 2025) % Change Annual Occupancy Rate 85% 100% 18% RESUL TING IN A 22% RISE IN AVERAGE ANNUAL REVENUE Performance Improvement Before and After Collab’s Implementation SUSTAINED 100% OCCUPANCY SINCE COLLAB’S TAKEOVER 4 YEARS AGO Project Overview • C ollab Take over: 2021 1742 Spruce St, Berkeley, CA 94709

Sources: 1. https://www.statista.com/outlook/fmo/real - estate/residential - real - estate/residential - real - estate - leases/united - states?currency=USD#users_431648 2. https://www.statista.com/outlook/fmo/real - estate/residential - real - estate/residential - real - estate - leases/worldwide Sources: 1. Truelist , February 2024 2. h ttps://ww w. rubyhome.com/blog/pr operty - management - stats/#property - manageme nt 30 0,000 P roperty Man agement Co m panies 20 Million Renta l Properti e s I mmense Opp ortunity for Disr u ption I n the U.S. al one, there are 1 : Targeting a $5.6 Trillion addressable residential rental market

Pre-repair visit steps
Task
Claim task
Task
Coordinate with current tenant
Task
Receive and accept the door code
Reveal door code
Task
Check in when you arrive
Task
Validate tenant
Task
Complete the pre-repair checklist, submit proof
Task
Check out after pre-repair check
Repair steps
collab.
Home
Chat
Tasks
Bank
Account
9:41
CollabTASK • Showing
Task Details
Task tracking
Chat
21 Oct 2024
Chat started with Alex, Andrew and Elijah
Alex T.
08:22 AM
I have talked to Josh about helping you out when you enter the building
Andrew • CollabSTAFF
08:22 AM
Thanks Josh! Elijah let me know if you need any other help with anything else
Andrew • CollabSTAFF
08:22 AM
23 Oct 2024
Elijah • CollabPro
08:22 AM
Got it, thanks!
09:34 AM
Completed payments
Pending
Request details
Tasks
Bank
Account

collab.z

Investment Highlights

- **Immense Market Ripe for Innovation:** U.S. Property management industry reached $128.3B in 2024[1] with over 300,000 property management companies and 20 million rentals[2]
- **First Mover Advantage:** Five years ahead of competition to the Company's knowledge with YOY of profitable growth
- **Proven Success Stories:** Collab Z consistently maintains 99% occupancy rates, surpassing the industry average of ~95%
- **Decentralized, Scalable Approach:** Streamlines operations, enhances tenant engagement, and maximizes property value
- **Skilled Leadership Team:** Team members have developed and managed more than $10 billion in real estate assets over the course of their careers
- **Net Income Positive:** Generated net income of ~$95K in the first quarter of 2026

Sources
1 According to IBIS World
2 According to Truelist, February 2024; Rubyhome, August 2023

z Q& A living.collabhome.io living.collabhome.io 2001 Addison St, S u ite 300, Berkeley, CA 94704 CEO@collabh ome.io

z Appendix

z Select e d Fi na ncial Statemen t s 2025 2024 REVENUE - RELATED PARTIES 383,596 $ 229,867 $ REVENUE 99,647 200,000 TOTAL REVENUE 483,243 429,867 GROSS PROFIT 405,876 347,057 TOTAL OPERATING EXPENSES 321,757 226,317 NET INCOME 94,712 $ 113,335 $ WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED 5,120,898 4,707,581 NET INCOME PER COMMON SHARE - BASIC AND DILUTED 0.01 $ 0.02 $ Quarter Ended Dec 31* 31 - Dec 30 - Sep 2025 2025 ASSETS Cash 250,904 $ 161,506 $ Accounts receivable, net 654,978 353,552 Due from related parties 424,388 383,577 TOTAL ASSETS 2,642,438 2,490,483 LIABILITIES AND STOCKHOLDERS' EQUITY Total current liabilities 501,288 428,566 Line of credit 25,000 25,000 TOTAL LIABILITIES 526,288 453,566 STOCKHOLDERS' EQUITY Total stockholders’ equity 1,996,150 1,916,917 Total liabilities and stockholders' equity 2,642,438 $ 2,490,483 $ Consolidated Statem ents of Operations Consolidated Balance Sheet *Collab Z’s fiscal year ends September 30th

Leading Prop-Tech Revolution

Traditional PropTech SAAS	Collab Model
1 Fragmented Operations Property managers rely on multiple disconnected tools to run day-to-day operations	**1 Community-Powered** Residents and community members actively participate in operations and task execution
2 Manual & Inefficient Leasing, maintenance, and communication are handled through labor-intensive workflows	**2 Fully Integrated Platform** Leasing, maintenance, communication, and payments unified into a single system
3 Software as Support PropTech tools assist managers, but don't eliminate operational complexity	**3 AI-Driven Automation** Workflows are streamlined and automated with AI, reducing manual effort and overhead

collab.z

The model draws inspiration from transformative technology platforms such as

Uber airbnb



CollabTASKS
collab.
CollabSTAFF